Gladstone Investment Corporation Invests $25.0 Million in Venyu Solutions Inc.

MCLEAN, Va., Nov. 1, 2010 /PRNewswire-FirstCall/ -- Gladstone Investment Corporation (Nasdaq: GAIN) (the "Company") announced today that on Friday, October 29, 2010, it closed on a $25.0 million investment in Venyu Solutions Inc. ("Venyu") consisting of subordinated debt and equity.  The Company, together with Boston based private equity firm Madison Parker Capital, LLC and certain members of Venyu's management, invested debt and equity capital to support the buyout of Venyu from stockholders of PHNS Inc.  Venyu, headquartered in Baton Rouge, Louisiana, is a leader in commercial-grade, customizable solutions for data protection, data hosting, and disaster recovery.  For more information on Venyu, please go to www.venyu.com.

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"Gladstone Investment is excited about partnering with the talented management team at Venyu and its prospects in the data protection and recovery business," said Dave Dullum, the Company's President.  "We have a developing backlog of new investment opportunities and look forward to more closings over the next year."

Gladstone Investment Corporation is a publicly traded business development company that seeks to make debt and equity investments in small and mid-sized businesses in the United States in connection with acquisitions, changes in control and recapitalizations. To sign up to receive notifications about Gladstone Investment or its affiliated companies, please visit www.Gladstone.com.

Forward-looking Statements:

The statements in this press release regarding the longer-term prospects of Venyu and its management team, the data protection, availability and recovery business, and the Company's backlog of investments and ability to close on those investments are "forward-looking statements." These forward-looking statements inherently involve certain risks and uncertainties, although they are based on the Company's current plans that are believed to be reasonable as of the date of this press release. Factors that may cause the Company's actual results to differ from these forward-looking statements include, among others, the duration and potential future effects of the current economic downturn on its portfolio companies and on the senior loan market and those factors listed under the caption "Risk Factors" of the Company's Form 10-K for the fiscal year ended March 31, 2010, as filed with the SEC on May 24, 2010 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, as filed with the SEC on August 2, 2010. The risk factors set forth in the Form 10-K and 10-Q under the caption "Risk Factors" are specifically incorporated by reference into this press release. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:  Investor Relations at +1-703-287-5893